Exhibit 99.1

NEWS RELEASE
For immediate release
Patrick Johnson
904 598 7422
PatrickJohnson@RegencyCenters.com

Regency Centers Reports Preliminary 2014 Results and Announces Dividend Increase

Same-Property NOI Growth at 4.0% for Third Consecutive Year

JACKSONVILLE, Fla. (January 14, 2015) – Regency Centers Corporation (“Regency” or the “Company”) today announced preliminary financial and operating results for the quarter- and year-ended December 31, 2014.

Financial Results

While the audit of Regency’s 2014 financial statements is not yet complete, the Company expects that Core Funds From Operations (“Core FFO”) per diluted share for the fourth quarter of 2014 will be in the range of $0.70 - $0.72 and Fund From Operations (“FFO”) per diluted share for the fourth quarter of 2014 will be in the range of $0.76 - $0.79. Further, the Company affirmed full-year 2014 Core FFO and FFO guidance as reported via separate press release on December 15, 2014.

A summary of earnings guidance is below.

	Q4 2014	Full Year 2014 (as previously reported)
Core FFO	$0.70 – $0.72	$2.81 – $2.83
FFO	$0.76 – $0.79	$2.88 – $2.91

Note: Data is per diluted share

Operating Results

For the twelve months ended December 31, 2014, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 95.8%

•	Percent leased, all properties: 95.4%

•	Increase in same property net operating income (“SPNOI”) over the same period last year, excluding termination fees: 4.0%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 31.9% on new leases and 8.2% on renewal leases for a blended average of 11.9%

•	Leasing transactions, including in-process developments (partnerships at 100%): 1,418 new and renewal lease transactions for a total of 5.4 million square feet

For the three months ended December 31, 2014, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in SPNOI over the same period last year, excluding termination fees: 5.3%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 16.9% on new leases and 8.2% on renewal leases for a blended average of 9.1%

•	Leasing transactions, including in-process developments (partnerships at 100%): 415 new and renewal lease transactions for a total of 1.4 million square feet

These estimates represent the most current information available to management. Our normal financial closing and financial statement preparation process is not yet complete. As a result, our actual financial results could be different, and those differences could be material. The audit of our 2014 financial statements for the year ended December 31, 2014 by our independent registered public accounting firm has recently commenced. As such, the estimates above are subject to change, including, without limitation, year-end adjustments.

Portfolio Activity

Property Transactions

In December 2014, the Company and a co-investment partner acquired Broadway Market for a gross purchase price of $43.0 million. Regency’s share of the purchase price was $8.6 million. Also in December 2014, Regency acquired its partner’s 50% interest in Indian Springs Center for $26.6 million, including the assumption of $12.6 million of secured mortgage debt.

Broadway Market is located in the heart of Seattle’s densely populated Capitol Hill neighborhood and within walking distance of major employment hubs in downtown Seattle, including the South Lake Union District, which will be home to Amazon’s new 3.3 million square foot global headquarters. The three-mile demographics surrounding the shopping center include a population of 225,000 with average household incomes of $93,000. Broadway Market encompasses 110,000 square feet of retail, as well as 30 residential units and 230 stalls of subterranean parking. The center is anchored by Quality Food Centers (“QFC” – a Kroger banner), Urban Outfitters and Gold’s Gym.

Indian Springs Center is an operating property located in the desirable and high-barriers-to-entry Houston submarket of The Woodlands, boasting three-mile average household incomes of $150,000 and a population of 65,000. The 135,000 square foot property is 100% leased and is anchored by a high-performing H.E.B. Originally developed by Regency in 2005, the center has been owned in partnership with H.E.B. since stabilization.

Balance Sheet

After the third quarter, the Company accessed its at-the-market common equity program generating gross proceeds of $55.0 million.

Dividend

On January 14, 2015, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.485 per share, which represents an increase of 3.2%. The dividend is payable on March 5, 2015 to shareholders of record as of February 23, 2015.

Conference Call Information

The Company has not changed its previously announced date and time to discuss fourth quarter and full-year 2014 results. The call is scheduled for Thursday, February 12, 2015 at 11:00 a.m. EST. Dial-in and webcast information can be found on the Company’s investor relations website.

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT’s definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company’s operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income or as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company’s period-over-period performance. Core FFO excludes from FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO

	Three Months Ended		Full Year
FFO and Core FFO Guidance:	December 31, 2014		2014
Net income attributable to common stockholders	$0.74	0.77	$1.76	1.79

Adjustments to reconcile net income to FFO:
Depreciation and amortization	0.50	0.50	2.00	2.00
Gain on sale of operating properties, net	(0.29)	(0.29)	(0.68)	(0.68)
Gain on remeasurement of investment in real estate partnership	(0.20)	(0.20)	(0.20)	(0.20)
All other amounts	0.01	0.01	0.00	0.00

Funds From Operations	$0.76	0.79	$2.88	2.91

Adjustments to reconcile FFO to Core FFO:
Development and acquisition pursuit costs	0.01	0.01	0.03	0.03
Gain on sale of land	0.00	0.00	(0.04)	(0.04)
Gain on sale of AmREIT, net of costs	(0.07)	(0.07)	(0.06)	(0.06)
All other non-core amounts	0.00	(0.01)	0.00	(0.01)

Core Funds From Operations	$0.70	0.72	$2.81	2.83

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 322 retail properties encompasses over 43.1 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.